PERFORMANCE CALCULATION


                          COLONIAL INTERMEDIATE U.S. GOVERNMENT FUND - CLASS C

                                            Year End: 8/31/97

                                         Inception Date: 8/1/97

                                           SINCE INCEPTION
                                           8/1/97 TO 8/31/97
                                 Standard                    Non-Standard

Initial Inv.                     $1,000.00                     $1,000.00

Amt. Invested                    $1,000.00                     $1,000.00
Initial NAV                          $6.59                         $6.59
Initial Shares                     151.745                       151.745

Shares From Dist.                    0.688                         0.688
End of Period NAV                    $6.51                         $6.51

CDSC*                                 0.98%
Total Return                         -1.75%                        -0.77%

Average Annual                         N/A                          N/A
   Total Return

* Due to the decrease in NAV from the beginning of the period, the CDSC has been adjusted according to the prospectus